                                                                   EXHIBIT 99.1



                         [PULASKI FINANCIAL CORP. LETTERHEAD]

                  PULASKI FINANCIAL REPORTS SECOND QUARTER 2008
              DILUTED EARNINGS PER SHARE UP 19% TO $0.25 PER SHARE;
                      APPOINTS NEW CHIEF EXECUTIVE OFFICER;
             ELECTS NEW CHAIRMEN OF HOLDING COMPANY AND BANK BOARDS

o NON-INTEREST INCOME INCREASES 43% TO $4.1 MILLION DURING QUARTER ON GROWTH IN MORTGAGE REVENUES AND RETAIL BANKING FEES
o       Q2 NET INTEREST INCOME EXPANDS 27% TO $8.9 MILLION; UP 23% TO $17.1
        MILLION YTD
o       CORE DEPOSITS UP 21% YTD, AIDED BY ONGOING GROWTH FROM NEW BANK
        LOCATIONS
o       NEW CLAYTON AND DOWNTOWN ST. LOUIS BRANCHES ARE BEATING EARLIER
        EXPECTATIONS
o       YEAR-TO-DATE EARNINGS PER SHARE UP 13% TO $0.52
o STRONG PERFORMANCE REALIZED DESPITE RISE IN NON-PERFORMING ASSETS AND CHARGE-OFFS DUE TO DECLINING PROPERTY VALUES; APPROPRIATELY RESERVED FOR MARKET CONDITIONS
o NEW PRESIDENT AND CEO AND NEW HOLDING COMPANY CHAIRMAN BRING SUCCESSFUL LONG-TERM TRACK RECORDS IN FINANCIAL SERVICES TO NEW ROLES

ST. LOUIS, APRIL 12, 2008--Pulaski Financial Corp. (Nasdaq Global Select: PULB), the holding company ("the Company") for Pulaski Bank ("the Bank"), today announced net income for the second fiscal quarter ended March 31, 2008 of $2.5 million, or $0.25 per diluted share, compared with earnings of $2.2 million, or $0.21 per diluted share, for the same quarter last year. For the six months ended March 31, 2008, earnings were $5.3 million, or $0.52 per diluted share, compared with earnings of $0.46 per diluted share for the same period a year ago.

OTHER FINANCIAL & OPERATING RESULTS
-----------------------------------

NET INTEREST INCOME rose $1.9 million (or 27%) to $8.9 million for the March quarter compared to the same period a year ago. For the six-month period, net interest income increased $3.2 million (or 22.9%) to $17.1 million. Results were driven by continued strong growth in the average balance of loans receivable, which increased $186.6 million (or 22%) to $1.042 billion during the quarter compared to the same period a year ago. For the six-month period, the average balance of loans receivable $183.4 million to $1.018 billion. LOANS RETAINED grew 9% to $1.035 billion over the first six months of the fiscal year.

The NET INTEREST MARGIN remained constant at 3.03% for the three months ended March 31, 2008, compared to 3.02% for the linked quarter ended December 31, 2007 and 2.95% for the comparable quarter a year ago. The Company's balance sheet is in a neutral interest rate sensitive position, with roughly two thirds of both assets and liabilities set to pay off or re-price within one year.

The net interest margin remained stable during this period of rapid growth due to corresponding strong growth in CORE DEPOSITS (non-interest and interest bearing checking, money market and passbook accounts), which increased $66.5 million (or 21%) over the first six months of the year. Growth in core deposits was driven primarily by increased commercial balances, which are up $50.9 million year-to-date. As of March 31, 2008, the Company had $33.9 million in deposit balances at its new Clayton and Downtown St. Louis branches, well ahead of pro forma projections. Given these more favorable than expected results, the Company no longer expects these new branches to dilute earnings for the remainder of the year. The average yield of interest earning assets declined 64 basis points on a linked quarter basis from 7.14% in December to 6.50% in March. The average cost of interest bearing liabilities declined slightly faster, by 75 basis points on a linked quarter basis from 4.49% in December to 3.74% in March.

MORTGAGE REVENUES rose 49.8% to $2.1 million for the quarter just ended due to higher loan sales and lower fixed costs in the mortgage division. LOANS SOLD increased 30.8% to $402.3 million during the quarter. Loan volumes increased due to favorable interest rates combined with decreased loan competition from mortgage brokers and other lenders who have failed or reduced activities in current market conditions.

RETAIL BANKING REVENUE increased 24%, or $177,000, to $932,000 during the quarter, driven primarily by growth in retail checking account deposits, particularly at the newest bank locations.

Results for the quarter ended March 31, 2008 included $263,000 from a GAIN ON SALE OF SECURITIES, compared with no gains from that source in the comparable quarter for the prior year. Year-to-date results included $317,000 in such gains compared to $144,000 over the first six months last year.

NET CHARGE-OFFS for the quarter ended March 31, 2008 increased to $1.8 million, or 0.63% of average loans outstanding on an annualized basis, compared with $302,000 (or 0.12% of average loans outstanding on an annualized basis) for the linked December 2007 quarter, as losses on second mortgages and home equity loans accelerated due to continued property value declines in the St. Louis and Kansas City metropolitan areas. The PROVISION FOR LOAN LOSSES was increased to $1.7 million for the quarter just ended, compared with a provision of $573,000 for the comparable period last year. Management is actively reserving and charging-off non-performing second mortgage and home equity loans and believes that the loan portfolio has been adequately reserved for anticipated losses.

ASSET QUALITY remains sound, despite a rise in NON-PERFORMING ASSETS from $13.6 million (or 1.20% of total assets) as of September 30, 2007 to $19.8 million (or 1.57% of total assets) as of March 31, 2008. The Company's largest non-performing asset as of December 31, 2007, was a $2.2 million "other real estate owned" commercial property, which was acquired through foreclosure in January 2008 and on which the Company is currently working through lease issues with its existing tenant.

Additional data on these and other measures is available in the exhibits attached to this release.

EXECUTIVE & BOARD CHANGES
-------------------------

In addition to these financial results, Board Chairman Lee S. Wielansky announced today that William A. Donius, President and Chief Executive Officer, is resigning, effective May 1, 2008. Wielansky commented, "The entire Board joins me in congratulating Bill for his incredible accomplishments in transforming Pulaski from a $160 million thrift into a top-performing, $1.3 billion in assets publicly-traded community bank. In addition to the results Bill has delivered for shareholders, he has been and remains an active participant in and generous contributor to numerous community and charitable organizations across the St. Louis region, setting the personal example of how a true community bank should engage with other organizations, customers and neighbors to make our region work." Donius will continue to serve as both a consultant to and a director of the Holding Company and has agreed to serve as Chairman of the Bank's Board.

Donius said, "I am very proud of the incredible team and corresponding results we accomplished over the past 16 years at the bank and my past ten as CEO. We were voted Best Place to Work in St. Louis and just learned we have been voted one of the Best Community Banks in St. Louis by SMALL BUSINESS MONTHLY. I am honored to have followed both my father, Walter Donius, and grandfather, Michael Burdzy, who built the bank over the 70 years before me. During my tenure, our capital grew 10-fold, our total assets 8-fold and our branch footprint from four locations to twelve while driving shareholder returns of more than 500% since our initial public offering in December 1998, while building one of the fastest growing banks in St. Louis in residential lending and commercial and retail banking. I look forward to continuing to serve Pulaski in my new roles."

Wielansky said, "The Board has focused on bringing about an orderly transition that builds on what the Donius family has delivered. I am proud to announce that Gary W. Douglass will succeed Donius as President and Chief Executive Officer of the Holding Company, effective May 1. 2008. Douglass will also be appointed to the Boards of Directors of the Holding Company and of the Bank.

Douglass most recently served as Executive Vice President, Finance and Chief Financial Officer of CPI Corp. (NYSE: CPY), a leading portrait studio operator in North America, headquartered in St. Louis. Douglass also previously held the position of Executive Vice President and Chief Financial Officer of Roosevelt Financial Group, Inc., which had been the $9 billion bank holding company parent of Roosevelt Bank, headquartered in St. Louis, before its merger with Mercantile Bancorporation, Inc. in 1997. Douglass is a certified public accountant and a former partner with Deloitte, where he headed that firm's financial institutions practice in St. Louis.

In commenting on Douglass' appointment, Wielansky said, "The Board is thrilled to welcome someone of Gary's caliber to lead the Holding Company and the Bank. With a 25-year successful track record in the financial industry and his most recent role with a public company, we know that Gary has the experience, leadership, judgment and vision to take Pulaski to the next level and to generate even greater returns for our shareholders."

Douglass commented, "I am honored that the Pulaski Financial Board has selected me to build on the excellent foundation that it has established. I look forward to working with the Board and management team to continue to successfully implement strategies to grow our balance sheet, maintain strong asset quality and emphasize non-interest income sources to most fully serve both customers and shareholders."

Chairman Wielansky also announced that Stanley J. Bradshaw will replace him as Chairman of the Board of the Holding Company, effective May 1, 2008. Wielansky will retain an active role in oversight as the Vice Chairman of the Holding Company Board at that time. Bradshaw has an extensive background in banking, having served as Chairman, President and Chief Executive Officer of Roosevelt Financial Group and Roosevelt Bank. During Bradshaw's tenure as CEO of Roosevelt from 1991 to 1997, Roosevelt's assets quadrupled while the value of its stock grew 18-fold.

Bradshaw has been an advisor to Pulaski since 1999, and a member of its Holding Company Board since 2006, in addition to serving as the Chairman of the Board of an investment company he launched in late December 1998. He is also the founding Chairman of the Board of Square 1 Financial, the holding company of Square 1 Bank, a $1 billion nationwide bank serving emerging growth companies in the areas of technology and the life sciences.

In accepting the Chairman's position, Bradshaw stated, "I am humbled to have been asked to serve. Having worked with Pulaski's Board since 1999, I join my colleagues in being proud of the many successes the Bank has achieved during that time and I know that the Bank is blessed with many talented bankers, a great market position and a strong balance sheet. I am very confident of the additional successes that will be achieved in the future. I'm pleased that Bill Donius has agreed to continue to help build the Bank in his new roles. And I'm comforted by the fact that Pulaski's team will be led on a daily basis by Gary Douglass, an accomplished professional with exacting standards for performance, and someone with whom I am quite familiar from our prior shared experience. Gary will bring new perspectives regarding creation of shareholder value while also creating an environment in which the mortgage, retail and commercial divisions of the Bank will continue to thrive."

Bradshaw continued, "The Company and its shareholders owe many thanks to Lee Wielansky, the first non-executive Chairman of the Company, whose leadership has been outstanding, a continuation of his many other contributions to Pulaski's success as a director who has helped build our commercial franchise and helped form our extremely valuable advisory boards."

OUTLOOK
-------

Commenting on the Company's expectations regarding the balance of the year, Chairman Wielansky closed by saying, "We are very encouraged by emerging results so far this year and we are cautiously optimistic that these trends will continue. We will be recording a one-time after tax charge of approximately $960,000, or $0.09 per share, during the third quarter to reflect the Company's payments to Donius under his employment agreement, which will dampen otherwise expected third quarter results. But, we believe that the Bank's strong underlying performance bodes well for overall earnings results in quarters to come."

CONFERENCE CALL MONDAY MORNING
------------------------------

Pulaski Financial management will discuss second quarter results and other developments on Monday, April 14, during a conference call beginning at 10:30 a.m. Eastern Daylight Time (9:30 a.m. Central Daylight Time). The call also will be simultaneously web cast and archived for three months at http://www.viavid.net/detailpage.aspx?sid=00004ECA. Participants in the
--------------------------------------------------
conference call may dial 877-407-9039 a few minutes before start time. The call also will be available for replay for three months at 877-660-6853, account number 3055 and conference I.D. 281852.

ABOUT PULASKI FINANCIAL

Pulaski Financial Corp., operating in its 86th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in St. Louis and three loan production offices in Kansas City and the Illinois portion of the St. Louis metroplex. The Company's website can be accessed at www.pulaskibankstl.com.
                                     ----------------------

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2007 on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

FOR ADDITIONAL INFORMATION CONTACT:
Lee S. Wielansky, Chairman of the Board
Pulaski Financial Corp.
(314) 878-2210

                                      # # #

                             PULASKI FINANCIAL CORP.
                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED BALANCE SHEET  DATA                               MARCH 31,           DECEMBER 31,         SEPTEMBER 30,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                 2008                  2007                  2007
                                                        --------------         ------------         --------------
Total assets                                              $ 1,259,708           $1,250,907            $ 1,131,465
Loans receivable, net                                       1,035,457            1,025,623                949,826
Allowance for loan losses                                      11,116               11,151                 10,421
Loans held for sale, net                                       80,301               87,582                 58,536
Investment securities (includes equity securities)             28,720               27,679                 16,988
FHLB stock                                                     13,519               12,489                  8,306
Mortgage-backed & related securities                            2,878                2,937                  3,027
Cash and cash equivalents                                      22,675               23,334                 23,675
Deposits                                                      855,762              868,966                835,489
FHLB advances                                                 265,000              252,300                158,400
Subordinated debentures                                        19,589               19,589                 19,589
Stockholders' equity                                           85,147               83,572                 80,804
Book value per share                                            $8.44                $8.36                  $8.13

ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans                  1.16%                1.11%                  1.03%
Nonperforming assets as a percent of total assets                1.57%                1.29%                  1.20%
Allowance for loan losses as a percent of total loans            0.99%                0.99%                  1.02%
Allowance for loan losses as a percent of nonperforming loans   84.85%               89.66%                 99.44%

                                                                    THREE MONTHS                             SIX MONTHS
SELECTED OPERATING DATA                                            ENDED MARCH 31,                         ENDED MARCH 31,
                                                         -----------------------------------         ------------------------------
(DOLLARS IN THOUSANDS)                                          2008                 2007                   2008           2007
                                                         --------------         ------------         --------------    ------------
Interest income                                               $ 18,989             $ 16,961               $ 38,359         $ 33,336
Interest expense                                                10,125                9,981                 21,294           19,450
                                                         -------------          -----------          -------------     ------------

    Net interest income                                          8,864                6,980                 17,065           13,886
Provision for loan losses                                        1,728                  573                  2,761            1,255
                                                         -------------          -----------          -------------     ------------

    Net interest income after provision for loan losses          7,136                6,407                 14,304           12,631
                                                         -------------          -----------          -------------     ------------

Retail banking fees                                                932                  755                  1,961            1,537
Mortgage revenues                                                2,126                1,419                  3,445            2,480
Revenue from investment division operations                        356                  133                    571              376
Gain on sale of securities                                         263                    -                    317              144
Other                                                              426                  573                    951            1,003
                                                         -------------          -----------          -------------     ------------
    Total non-interest income                                    4,103                2,880                  7,245            5,540
                                                         -------------          -----------          -------------     ------------

Compensation expense                                             3,199                3,018                  6,220            5,450
Occupancy, equipment and data processing                         1,856                1,431                  3,453            2,682
Advertising                                                        294                  372                    634              619
Professional services                                              425                  399                    708              661
Real estate foreclosure expense and losses, net                    155                  174                    383              321
Loss(gain) on derivative financial instruments                      58                 (141)                   (64)            (314)
Other                                                            1,190                  810                  2,286            1,727
                                                         -------------          -----------          -------------     ------------
    Total non-interest expense                                   7,177                6,063                 13,620           11,146
                                                         -------------          -----------          -------------     ------------

Income before income taxes                                       4,062                3,224                  7,929            7,025
Income taxes                                                     1,514                1,020                  2,649            2,334
                                                         -------------          -----------          -------------     ------------
    Net income                                                 $ 2,548              $ 2,204                $ 5,280          $ 4,691
                                                         =============          ===========          =============     ============

PERFORMANCE RATIOS
Return on average assets                                         0.82%                0.86%                  0.88%            0.94%
Return on average equity                                        11.85%               10.98%                 12.36%           11.78%
Interest rate spread                                             2.76%                2.61%                  2.71%            2.66%
Net interest margin                                              3.03%                2.95%                  3.03%            3.00%

SHARE DATA
Weighted average shares outstanding-basic                    9,854,302            9,829,899              9,817,014        9,826,841
Weighted average shares outstanding-diluted                 10,209,176           10,265,321             10,197,921       10,267,214
EPS-basic                                                        $0.26                $0.22                  $0.54            $0.48
EPS-diluted                                                      $0.25                $0.21                  $0.52            $0.46
Dividends                                                       $0.090               $0.085                 $0.180           $0.170


                             PULASKI FINANCIAL CORP.
             UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS, Continued


LOANS RECEIVABLE                                     MARCH 31,            DECEMBER 31,          SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                 2008                  2007                  2007
                                                   --------------         ------------         --------------
Real estate mortgage:
  One to four family residential                       $ 323,942            $ 333,047              $ 332,206
  Multi-family residential                                33,666               33,713                 30,219
  Commercial real estate                                 242,226              230,655                200,206
                                                   --------------         ------------         --------------
     Total real estate mortgage                          599,834              597,415                562,631
                                                   --------------         ------------         --------------

Real estate construction and development:
  One to four family residential                          46,825               47,079                 45,428
  Multi-family residential                                13,870               13,014                 13,899
  Commercial real estate                                  47,695               45,985                 39,594
                                                   --------------         ------------         --------------
     Total real estate construction and development      108,390              106,078                 98,921
                                                   --------------         ------------         --------------

Commercial & Industrial loans                            111,474              110,033                 77,642
Equity line of credit                                    222,844              223,270                219,539
Consumer and installment                                   7,314                7,000                  6,918
                                                   --------------         ------------         --------------
                                                       1,049,856            1,043,796                965,651
                                                   --------------         ------------         --------------
Add (less):
  Deferred loan costs                                      5,145                5,327                  5,163
  Loans in process                                        (8,428)             (12,349)               (10,567)
  Allowance for loan losses                              (11,116)             (11,151)               (10,421)
                                                   --------------         ------------         --------------
                                                         (14,399)             (18,173)               (15,825)
                                                   --------------         ------------         --------------
       Total                                         $ 1,035,457           $1,025,623              $ 949,826
                                                   ==============         ============         ==============

Weighted average rate at end of period                     6.38%                7.29%                  7.44%
                                                   ==============         ============         ==============


                                                       MARCH 31, 2008      DECEMBER 31, 2007       SEPTEMBER 30, 2007
                                                       --------------      -----------------       ------------------
                                                                WEIGHTED              WEIGHTED          WEIGHTED
DEPOSITS                                                         AVERAGE              AVERAGE                   AVERAGE
(DOLLARS IN THOUSANDS)                                           INTEREST             INTEREST                 INTEREST
                                                      BALANCE      RATE     BALANCE     RATE      BALANCE        RATE
                                                   -----------------------------------------------------------------------
Demand Deposit Accounts:
   Noninterest-bearing checking                         $ 63,962  0.00%      $ 63,341  0.00%        $ 57,005     0.00%
   Interest-bearing checking                              93,264  1.38%        82,952  1.96%          57,815     1.79%
   Money market                                          198,609  2.33%       196,357  3.76%         173,950     4.05%
   Passbook savings accounts                              28,343  0.28%        29,450  0.29%          28,909     0.29%
                                                   --------------         ------------         --------------
        Total demand deposit accounts                    384,178  1.56%       372,100  2.44%         317,679     2.57%
                                                   --------------         ------------         --------------

Certificates of Deposit: (1)
    $100,000 or less                                     222,462  4.07%       231,077  4.99%         239,401     5.45%
    Greater than $100,000                                249,122  4.28%       265,789  4.73%         278,409     4.73%
                                                   --------------         ------------         --------------
        Total certificates of deposit                    471,584  4.18%       496,866  4.85%         517,810     5.06%
                                                   --------------         ------------         --------------
         Total deposits                                $ 855,762  3.01%     $ 868,966  3.82%       $ 835,489     4.11%
                                                   ==============         ============         ==============

 (1) Includes brokered deposits                        $ 157,760            $ 173,343              $ 190,445
                                                   ==============         ============         ==============




                                              PULASKI FINANCIAL CORP.
                                  NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES

                                                                          (UNAUDITED)

NONPERFORMING ASSETS                                 MARCH 31,            DECEMBER 31,         SEPTEMBER 30,
(IN THOUSANDS)                                         2008                  2007                  2007
                                                   --------------         ------------         --------------
Non-accrual loans:
    Residential real estate                              $ 2,732              $ 1,846                $ 2,082
    Commercial and multi-family                            1,152                3,786                  3,708
    Real estate-construction and development                 439                  221                      -
    Commercial and industrial                                240                    -                      -
    Home equity                                              726                  669                    554
    Other                                                    186                  289                    105
                                                   --------------         ------------         --------------
      Total non-accrual loans                              5,475                6,811                  6,449
                                                   --------------         ------------         --------------

Accruing loans past due 90 days or more:
    Residential real estate                                3,193                3,116                  2,564
    Commercial and multi-family                              457                  383                     44
    Real estate-construction and development                   -                  227                      -
    Home equity                                            1,955                1,106                  1,064
    Other                                                      5                  207                    150
                                                   --------------         ------------         --------------
      Total accruing loans past due 90 days or more        5,610                5,039                  3,822
                                                   --------------         ------------         --------------

Restructured loans                                         2,016                  587                    209
                                                   --------------         ------------         --------------
        Total non-performing loans                        13,101               12,437                 10,480
Real estate acquired in settlement of loans                6,620                3,645                  3,090
Other nonperforming assets                                    43                   44                     43
                                                   --------------         ------------         --------------
        Total non-performing assets                     $ 19,764             $ 16,126               $ 13,613
                                                   ==============         ============         ==============


ALLOWANCE FOR LOAN LOSSES                              SIX MONTHS ENDED MARCH 31,
                                                   -----------------------------------
(IN THOUSANDS)                                         2008                  2007
                                                   --------------         ------------
Allowance for loan losses,  beginning of period         $ 10,421              $ 7,817
Provision charged to expense                               2,761                1,255
Loans charged-off                                         (2,175)                (576)
Recoveries of loans previously charged-off                   109                   14
                                                   --------------         ------------
Allowance for loan losses, end of period                $ 11,116              $ 8,510
                                                   ==============         ============



                                                      PULASKI FINANCIAL CORP.
                                                       AVERAGE BALANCE SHEETS
                                                            (UNAUDITED)

                                                                                  THREE MONTHS ENDED
                                                   ---------------------------------------------------------------------------------
                                                   March 31, 2008                              March 31, 2007
                                                   -----------------------------------         -------------------------------------
                                                                 INTEREST   AVERAGE                            INTEREST    AVERAGE
(DOLLARS IN THOUSANDS)                                AVERAGE      AND      YIELD/                AVERAGE         AND       YIELD/
                                                      BALANCE    DIVIDENDS   COST                 BALANCE      DIVIDENDS     COST
                                                   -----------------------------------         -------------- ----------------------
Interest-earning assets:
    Loans receivable                                 $ 1,041,562 $ 17,385    6.68%               $   854,965     $ 15,713   7.35%
    Loans available for sale                              81,205    1,017    5.01%                    55,720          826   5.93%
    Other interest-earning assets                         45,854      587    5.12%                    36,626          422   4.61%
                                                   -----------------------                     -------------- ------------
        Total interest-earning assets                  1,168,621   18,989    6.50%                   947,311       16,961   7.16%
                                                                 ---------                                    ------------
Noninterest-earning assets                                81,106                                      74,666
                                                   --------------                              --------------
        Total assets                                 $ 1,249,727                                 $ 1,021,977
                                                   ==============                              ==============

Interest-bearing liabilities:
    Deposits                                         $   818,209 $  7,667    3.75%               $   701,113     $  7,583   4.33%
    Borrowed money                                       264,513    2,458    3.72%                   176,435        2,398   5.44%
                                                   -----------------------                     -------------- ------------
        Total interest-bearing liabilities             1,082,722   10,125    3.74%                   877,548        9,981   4.55%
                                                                 ---------                                    ------------
Noninterest-bearing deposits                              61,653                                      46,125
Noninterest-bearing liabilities                           19,342                                      17,984
Stockholders' equity                                      86,010                                      80,320
                                                   --------------                              --------------
        Total liabilities and stockholders' equity   $ 1,249,727                                 $ 1,021,977
                                                   ==============                              ==============
Net interest income                                              $  8,864                                        $  6,980
                                                                 =========                                    ============
Interest rate spread                                                         2.76%                                          2.61%
Net interest margin                                                          3.03%                                          2.95%




                                                                                   SIX MONTHS ENDED
                                                  ----------------------------------------------------------------------------------
                                                             March 31, 2008                              March 31, 2007
                                                  -----------------------------------         --------------------------------------
                                                                 INTEREST   AVERAGE                            INTEREST    AVERAGE
(DOLLARS IN THOUSANDS)                                AVERAGE      AND      YIELD/                AVERAGE         AND       YIELD/
                                                      BALANCE    DIVIDENDS   COST                 BALANCE      DIVIDENDS     COST
                                                  -----------------------------------         --------------------------------------
Interest-earning assets:
    Loans receivable                                 $ 1,017,864 $ 35,600    6.99%                 $ 834,468     $ 30,900   7.41%
    Loans available for sale                              66,276    1,744    5.26%                    53,460        1,589   5.95%
    Other interest-earning assets                         42,566    1,015    4.77%                    36,739          847   4.61%
                                                   -----------------------                     -------------- ------------
        Total interest-earning assets                  1,126,706   38,359    6.81%                   924,667       33,336   7.21%
                                                                 ---------                                    ------------
Noninterest-earning assets                                78,703                                      72,693
                                                   --------------                              --------------
        Total assets                                 $ 1,205,409                                   $ 997,360
                                                   ==============                              ==============

Interest-bearing liabilities:
    Deposits                                         $   790,176 $ 15,869    4.02%                 $ 666,745     $ 14,319   4.30%
    Borrowed money                                       248,958    5,425    4.36%                   187,905        5,131   5.46%
                                                   -----------------------                     -------------- ------------
        Total interest-bearing liabilities             1,039,134   21,294    4.10%                   854,650       19,450   4.55%
                                                                 ---------                                    ------------
Noninterest-bearing deposits                              60,666                                      45,042
Noninterest-bearing liabilities                           20,183                                      18,009
Stockholders' equity                                      85,426                                      79,659
                                                   --------------                              --------------
        Total liabilities and stockholders' equity   $ 1,205,409                                   $ 997,360
                                                   ==============                              ==============
Net interest income                                              $ 17,065                                        $ 13,886
                                                                 =========                                    ============
Interest rate spread                                                         2.71%                                          2.66%
Net interest margin                                                          3.03%                                          3.00%


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